UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported):
April 2, 2014 (March 28, 2014)

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MAGNUM HUNTER RESOURCES CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32997 (Commission File Number)	86-0879278 (I.R.S. Employer Identification Number)
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
(Address of principal executive offices, including zip code)
(832) 369-6986
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

(a)	Credit Agreement.
On March 28, 2014 (the “Credit Agreement Closing Date”), Eureka Hunter Pipeline, LLC (“Eureka Hunter Pipeline”), a wholly-owned subsidiary of Eureka Hunter Holdings, LLC, a majority-owned subsidiary of Magnum Hunter Resources Corporation (“Magnum Hunter”), entered into a Credit Agreement (the “Credit Agreement”), by and among Eureka Hunter Pipeline, as borrower, ABN AMRO Capital USA, LLC, as a lender and as administrative agent, and the other lenders party thereto.
The Credit Agreement, which has a maturity date of March 28, 2018, provides for a revolving credit facility in an aggregate principal amount of up to $117.0 million (with the potential to increase the aggregate commitment under the Credit Agreement to an aggregate principal amount of up to $150.0 million, subject to the consent of the lender parties and the satisfaction of certain conditions), secured by a first lien on substantially all of the assets of Eureka Hunter Pipeline and its subsidiaries, which include TransTex Hunter, LLC, as well as by Eureka Hunter Pipeline’s pledge of the equity in its subsidiaries. The subsidiaries of Eureka Hunter Pipeline also guarantee Eureka Hunter Pipeline’s obligations under the Credit Agreement. The Credit Agreement is non-recourse to Magnum Hunter.
The terms of the Credit Agreement provide that the borrowings thereunder may be used, among other specified purposes, (1) to refinance existing indebtedness of Eureka Hunter Pipeline outstanding on the Credit Agreement Closing Date, including the term loan of $50.0 million in principal amount owed under the Second Lien Term Loan Agreement, dated August 16, 2011, by and among Eureka Hunter Pipeline and Pennant Park Investment Corporation, as a lender, the other lenders party thereto and U.S. Bank National Association, as collateral agent (the “Old Term Loan”), (2) to finance future expansion activities related to Eureka Hunter Pipeline’s gathering system in West Virginia and Ohio, (3) to finance acquisitions by Eureka Hunter Pipeline and its subsidiaries permitted under the terms of the Credit Agreement, (4) to refinance from time to time certain letters of credit of Eureka Hunter Pipeline and its subsidiaries, (5) to provide working capital for their operations, and (6) for their other general business purposes.
The Credit Agreement provides for a commitment fee based on the unused portion of the commitment under the Credit Agreement of 0.5% per annum when the Consolidated Leverage Ratio (as defined in the Credit Agreement) is greater than or equal to 3.0 to 1.0 and a commitment fee of 0.375% when the Consolidated Leverage Ratio is less than 3.0 to 1.0.
In general terms, borrowings under the Credit Agreement will, at Eureka Hunter Pipeline’s election, bear interest:

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on base rate loans, at the per annum rate equal to the sum of (A) the base rate (defined as the highest of (i) the per annum rate of interest established by JPMorgan Chase Bank, N.A. as its prime rate for U.S. dollar loans, (ii) the Adjusted Eurodollar Rate (as defined in the Credit Agreement) for an interest period of one-month, plus 1.00%, or (iii) the federal funds rate, plus 0.5% per annum), and (B) a margin of 1.00% to 2.50% per annum; or

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on Eurodollar loans, at the per annum rate equal to the sum of (A) the Eurodollar Rate (as defined in the Credit Agreement) adjusted for certain statutory reserve requirements for Eurocurrency liabilities, and (B) a margin of 2.00% to 3.50% per annum.

If an Event of Default (as defined in the Credit Agreement) occurs under the Credit Agreement, generally, the applicable lenders may increase the interest rate then in effect by an additional 2.0% per annum for the period that the default exists.
The Credit Agreement contains customary affirmative covenants and negative covenants that, among other things, restrict the ability of each of Eureka Hunter Pipeline and its subsidiaries to, with certain exceptions: (1) incur indebtedness; (2) grant liens; (3) enter into hedging transactions; (4) enter into a merger or consolidation or sell, lease, transfer or otherwise dispose of all or substantially all of its assets or the stock of any of its subsidiaries; (5) issue equity; (6) dispose of any material assets or properties; (7) pay or declare dividends or make certain distributions; (8) invest in, extend credit to or make advances or loans to any person or entity; (9) engage in material transactions with any affiliate; (10) enter into any agreement that restricts or imposes any condition upon the ability of (a) any of Eureka Hunter Pipeline or its subsidiaries to create, incur or permit any lien upon any of its assets or properties, or (b) any such subsidiary to pay dividends or other distributions, to make or repay loans or advances, to guarantee indebtedness or to transfer any of its property or assets to Eureka Hunter Pipeline or its subsidiaries; (11) change the nature of its business; (12) amend its organizational documents or material agreements; (13) change its fiscal year; (14) enter into sale and leaseback transactions; (15) make acquisitions; (16) make certain capital expenditures; or (17) take any action that could result in regulation as a utility.
The Credit Agreement requires Eureka Hunter Pipeline to satisfy certain financial covenants, including maintaining:

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a maximum leverage ratio (defined as the ratio of (i) Consolidated Funded Debt (as defined in the Credit Agreement) to (ii) Annualized Consolidated EBITDA (as defined in the Credit Agreement)), as of the end of each fiscal quarter, not greater than (A) 4.75 to 1.00 for the fiscal quarters ending March 31, 2014 through September 30, 2014, and (B) 4.50 to 1.00 for the fiscal quarter ending December 31, 2014 and each fiscal quarter ending thereafter; and

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a minimum interest coverage ratio (defined as the ratio of (i) Annualized Consolidated EBITDA to (ii) Annualized Consolidated Interest Charges (as defined in the Credit Agreement) for such period), as of the end of each fiscal quarter, not less than (A) 2.75 to 1.00 for the fiscal quarters ending March 31, 2014 through September 30, 2014, and (B) 2.50 to 1.00 for the fiscal quarter ending December 31, 2014 and each fiscal quarter ending thereafter.

The obligations of Eureka Hunter Pipeline under the Credit Agreement may be accelerated upon the occurrence of an Event of Default. Events of Default include customary events for these types of financings, including, among other things, payment defaults, defaults in the performance of affirmative or negative covenants, the inaccuracy of representations or warranties, material defaults under or termination of certain material contracts, defaults relating to judgments, certain bankruptcy proceedings, a change in control and any Material Adverse Change (as defined in the Credit Agreement).
In connection with the entry into the Credit Agreement, Eureka Hunter Pipeline and its subsidiaries have entered into customary ancillary agreements and arrangements.

(b)	Purchase and Sale Agreement.
On March 31, 2014, Williston Hunter Canada, Inc. (“Seller”), a wholly-owned subsidiary of Magnum Hunter, entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with BDJ Energy Inc., an Alberta corporation (“Purchaser”). Pursuant to the Purchase and Sale Agreement, Seller agreed to sell, and Purchaser agreed to purchase, Seller’s right, title and interest in certain oil and gas properties and assets located in Alberta, Canada, including operated working interests in approximately 1,910 gross (961 net) leasehold acres and three producing wells producing primarily from the Kiskatinaw formation in the Western Canadian Sedimentary Basin (the "Alberta Properties"). The Alberta Properties currently account for an aggregate of approximately 110 barrels of oil equivalent of average daily production, net to the ownership interest to be sold to Purchaser. Under the Purchase and Sale Agreement, the purchase price for the Alberta Properties is CAD $9.5 million payable in cash (the “Purchase Price”). The Purchase Price is subject to customary adjustments as described in the Purchase and Sale Agreement.
The Purchase and Sale Agreement contains customary representations, warranties, covenants and indemnities by the parties thereto, and the closing of the transaction contemplated by the Purchase and Sale Agreement is subject to the satisfaction of certain customary closing conditions as described therein.
The sale and purchase of the Alberta Properties pursuant to the Purchase and Sale Agreement is expected to close on or before April 10, 2014, and will be effective as of January 1, 2014. Pursuant to the Purchase and Sale Agreement, on March 31, 2014, Purchaser deposited a CAD $950,000 performance deposit with an escrow agent, which deposit will be applied to the Purchase Price at closing or released to Seller or Purchaser, as the case may be, if closing fails to occur and either Seller or Purchaser terminates the Purchase and Sale Agreement in accordance with the terms thereof.
Item 1.02    Termination of a Material Definitive Agreement.
On the Credit Agreement Closing Date, concurrent with Eureka Hunter Pipeline’s entry into the Credit Agreement, Eureka Hunter Pipeline (i) terminated its First Lien Credit Agreement, by and among Eureka Hunter Pipeline, SunTrust Bank, as administrative agent and a lender, and the other lenders party thereto (the “Old First Lien”) and (ii) utilizing borrowings under the Credit Agreement, repaid in full and terminated its Old Term Loan. Eureka Hunter Pipeline had no indebtedness under the Old First Lien, and had $50.0 million principal amount of indebtedness under the Old Term Loan, as of the Credit Agreement Closing Date.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01(a) is incorporated by reference herein.
Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits

Description

Credit Agreement, dated March 28, 2014, by and among Eureka Hunter Pipeline, LLC, as borrower, ABN AMRO Capital USA, LLC, as lender and administrative agent, and the other lenders party thereto (to be filed as an exhibit to Magnum Hunter’s Form 10-Q for the quarter ended March 31, 2014).

Purchase and Sale Agreement, dated March 31, 2014, by and between Williston Hunter Canada, Inc. and BDJ Energy Inc. (to be filed as an exhibit to Magnum Hunter’s Form 10-Q for the quarter ended March 31, 2014).

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNUM HUNTER RESOURCES CORPORATION

Date: April 2, 2014	/s/ Gary C. Evans
Gary C. Evans,
Chairman and Chief Executive Officer